UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 12, 2007

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street Newport Beach, CA 92660 (Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 12, 2007, the Board of Directors of Ambassadors International, Inc.’s (the “Company”) appointed Blake T. Barnett, age 44, to serve as the Company’s Chief Financial Officer, Secretary and Treasurer. In 2007, Mr. Barnett has been consulting in various senior operating and financial capacities. From 2004 to 2006, Mr. Barnett served as the Chief Financial Officer for the California Division of Albertsons Grocery Stores with financial responsibility for almost 500 stores and $9 billion in sales. Prior to his employment at Albertsons, Mr. Barnett was employed by YUM! Brands from 2002 to 2004 where he served as the Chief Financial Officer for a start-up within YUM! Brands. From 1997 to 2002, Mr. Barnett worked in various senior financial roles for Taco Bell, a subsidiary of YUM! Brands. A copy of the press release announcing the appointment of Mr. Barnett is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

In connection with his appointment as Chief Financial Officer of the Company, Mr. Barnett was granted 20,000 shares of restricted stock and an option to acquire 40,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2005 Incentive Award Plan at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

There is no arrangement or understanding between Mr. Barnett and any executive officer or director of the Company. There are no family relationships among Mr. Barnett and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Barnett which would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01	Exhibits.

(d)	Exhibits

99.1	Press Release dated November 14, 2007 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: November 14, 2007	By:	/s/ Laura L. Tuthill
Laura L. Tuthill
Vice President and Chief Accounting Officer

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